Exhibit 1.1

EXECUTION COPY

$150,000,000

UNITED RENTALS, INC.

4.00% CONVERTIBLE SENIOR NOTES DUE 2015

UNDERWRITING AGREEMENT

November 10, 2009

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

Wells Fargo Securities, LLC,
As Representatives of the Several Underwriters,

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Dear Sirs:

1.  Introductory.  United Rentals, Inc., a Delaware corporation (“Holdings”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $150,000,000 principal amount (the “Firm Securities”) of its 4.00% Convertible Senior Notes due 2015 (the “Notes”) and also agrees to issue and sell to the several Underwriters, at the option of the Underwriters, an aggregate of not more than $22,500,000 additional principal amount of its Notes (the “Optional Securities” and, together with the Firm Securities, the “Offered Securities”).  The Offered Securities will be issued under an indenture, dated as of November 17, 2009 (the “Indenture”), between Holdings and The Bank of New York Mellon, as trustee (the “Trustee”).

This Agreement, the Indenture and the Notes are referred to herein as the “Operative Documents”.

Holdings agrees with the several Underwriters as follows:

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:30 p.m. New York City time on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in Holdings’ records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Underlying Shares” means shares of the common stock of Holdings into which the Offered Securities are convertible.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

2.  Representations and Warranties of Holdings.  Holdings represents and warrants to, and agrees with, the several Underwriters that:

Holdings has filed with the Commission a registration statement on Form S-3 (No. 333-160884-07), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(b)(i)(A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to Holdings by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(c)  The date of this Agreement is not more than three years subsequent to the more recent of the initial effective time of the Registration Statement or December 1, 2005.  If, immediately prior to the third anniversary of the more recent of the initial effective time of the Registration Statement or December 1, 2005, any of the Offered Securities remain unsold by the Underwriters, Holdings will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities.  References herein to the Registration Statement shall include such new shelf registration statement.

(d)  As of the date of this Agreement, Holdings is an “ineligible issuer,” as defined in Rule 405, as a result of facts that are disclosed in the General Disclosure Package (as hereinafter defined).

(e)  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated November 9, 2009, including the base prospectus, dated November 2, 2009, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to Holdings by any Underwriter through the Representatives specifically for use therein; it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(f)  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that Holdings notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) Holdings has promptly notified or will promptly notify the Representatives and (ii) Holdings has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g)  Holdings has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and Holdings is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect (as hereinafter defined).

(h)  Each subsidiary of Holdings that is a corporation has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of Holdings that is a corporation is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(i)  Each subsidiary of Holdings that is a limited partnership has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (partnership and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of Holdings that is a limited partnership is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(j)  Each subsidiary of Holdings that is a limited liability company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (limited liability company and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of Holdings that is a limited liability company is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(k)  With the exception of United Rentals Trust I and United Rentals Receivables LLC II, the entities listed on Schedule B hereto are the only wholly owned, domestic subsidiaries of Holdings.

(l)  All of the issued and outstanding capital stock of Holdings and each subsidiary of Holdings that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable; the capital stock of Holdings will be owned, as of the Closing Date, free from liens and encumbrances, except liens and encumbrances arising under the Credit Agreement, dated as of June 9, 2008, among Holdings, United Rentals (North America), Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company and the lenders referred to therein (the “Credit Agreement”), and the capital stock of each subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(m)  All of the outstanding partnership interests of each subsidiary of Holdings that is a limited partnership have been issued in accordance with the applicable limited partnership law; and the partnership interests of each such subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(n)  All of the outstanding limited liability company interests of each subsidiary of Holdings that is a limited liability company have been issued in accordance with the applicable limited liability company law; and the limited liability company interests of each such subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(o)  The Offered Securities have been duly authorized by Holdings; the Indenture has been duly authorized by Holdings; on the Closing Date, the Indenture will have been duly executed and delivered, and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the description thereof in the General Disclosure Package and will conform in all material respects to the description thereof contained in the Final Prospectus, and the Indenture and such Offered Securities will constitute valid and legally binding obligations of Holdings, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(p)  When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be convertible into the Underlying Shares of Holdings in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the authorized equity capitalization of Holdings is as set forth in the General Disclosure Package; all outstanding shares of capital stock of Holdings are, and when issued upon conversion the Underlying Shares will be validly issued, fully paid and nonassessable; the stockholders of Holdings have no preemptive rights with respect to the Offered Securities or the Underlying Shares, and none of the outstanding shares of capital stock of Holdings have been issued in violation of any preemptive or similar rights of any security holder.

(q)  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by each of the Operative Documents in connection with the issuance and sale of the Offered Securities by Holdings.

(r)  Neither Holdings nor any of its subsidiaries is in (i) violation of its respective charter, by-laws or other constitutive documents or (ii) default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to Holdings and its subsidiaries, taken as a whole, to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries or their respective properties is bound, except for any default that would not have a Material Adverse Effect.

(s)  The execution, delivery and performance of each of the Operative Documents, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Holdings or any subsidiary of Holdings or any of their respective properties, or any agreement or instrument to which Holdings or any such subsidiary is a party or by which Holdings or any such subsidiary is bound or to which any of the properties of Holdings or any such subsidiary is subject, or the charter or by-laws of Holdings or any such subsidiary.  Holdings has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(t)  This Agreement (i) has been duly authorized, executed and delivered by Holdings and (ii) conforms in all material respects to the description thereof contained in the General Disclosure Package.

(u)  Holdings and its subsidiaries have good and marketable title to all real property described in the General Disclosure Package as owned by Holdings and its subsidiaries and good title to all other properties described in the General Disclosure Package as owned by them, in each case, free and clear as of the Closing Date of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are pursuant to the Credit Agreement as described in the General Disclosure Package or (ii) do not individually or in the aggregate materially interfere with the use made and proposed to be made of such property by Holdings or any of its subsidiaries; and all of the leases and subleases material to the business of Holdings and its subsidiaries, taken as a whole, and under which Holdings or any of its subsidiaries holds properties described in the General Disclosure Package, are in full force and effect, and neither Holdings nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Holdings or any such subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of Holdings or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which claim, if upheld, would result in a Material Adverse Effect.

(v)  Holdings and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where the lack thereof would not have a Material Adverse Effect; and Holdings and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries taken as a whole (“Material Adverse Effect”).

(w)  No labor dispute with the employees of Holdings or any of its subsidiaries exists or, to the knowledge of Holdings, is imminent that would individually or in the aggregate have a Material Adverse Effect.

(x)  Holdings and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them (except where the lack thereof would not have a Material Adverse Effect), and have not received any notice of infringement of, or conflict, with asserted rights of others with respect to any intellectual property rights that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(y)  Except as disclosed in the General Disclosure Package, neither Holdings nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), or (i) owns or operates any real property contaminated with any substance that could be expected to require remediation or result in liability pursuant to any environmental laws, (ii) is liable for any off-site disposal or contamination pursuant to any environmental laws, or (iii) is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and Holdings is not aware of any pending investigation which could reasonably be expected to lead to such a claim.

(z)  To the knowledge of Holdings, there are no costs or liabilities associated with environmental laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with environmental laws or any certificates, authorities or permits, any related constraints on operating activities and any potential liabilities to third parties) which would individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(aa)  Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting Holdings, any of its subsidiaries or any of their respective properties that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of Holdings to perform its obligations under any Operative Document or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are, to the knowledge of Holdings, threatened or contemplated.

(bb)  The accountants, Ernst & Young LLP, that have certified the financial statements and supporting schedules included or incorporated by reference in the General Disclosure Package and the Final Prospectus are a registered public accounting firm and independent public accountants with respect to Holdings, as required by the Act and the Exchange Act.  The historical financial statements, together with related schedules and notes, set forth or incorporated by reference in the General Disclosure Package and Final Prospectus

comply as to form in all material respects with the accounting requirements of the Act and the related published Rules and Regulations.

(cc)  The historical financial statements, together with related schedules and notes forming part of the General Disclosure Package, present fairly the consolidated financial position, results of operations and changes in financial position of Holdings and its subsidiaries on the basis stated in the General Disclosure Package at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the General Disclosure Package are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of Holdings.

(dd)  Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries, taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by Holdings on any class of its capital stock.

(ee)  Holdings is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and Holdings is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act.

(ff)  On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the Rules and Regulations applicable to an indenture which is qualified thereunder.

(gg)  There are no contracts, agreements or understandings between Holdings and any person granting such person the right to require Holdings to file a registration statement under the Act with respect to any securities of Holdings or to require Holdings to include such securities with the Offered Securities registered pursuant to any Registration Statement, except for (i) the Registration Rights Agreement, dated as of June 10, 2008, among Holdings, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and J.P. Morgan

Partners (BHCA), L.P., (ii) the Registration Rights Agreement, dated as of June 9, 2009, among the Company, the Guarantors and the Purchasers (as defined in such agreement), (iii) the confirmations entered into on the date hereof between Holdings and each of (A) Bank of America, N.A., (B) Citibank, N.A., (C) Morgan Stanley & Co. International plc and Morgan Stanley & Co. Incorporated and (D) Wells Fargo Securities, LLC and Wachovia Bank, National Association and (iv) other agreements pursuant to which Holdings has already filed a registration statement covering all the securities entitled to registration thereunder.

(hh)  Neither Holdings nor any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

(ii)  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed Holdings that it is considering imposing) any condition (financial or otherwise) on Holdings’ retaining any rating assigned to Holdings or any securities of Holdings or (ii) has indicated to Holdings that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of Holdings or any securities of Holdings.

(jj)  Each certificate signed by any officer of Holdings and delivered to the Underwriters or counsel for the Underwriters shall be deemed to be a representation and warranty by Holdings to the Underwriters as to the matters covered thereby.

(kk)  Neither Holdings nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to Holdings’ knowledge, any agent or representative of Holdings or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Holdings and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(ll)  The operations of Holdings and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where Holdings and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Holdings, threatened.

(mm)  (i)  Neither Holdings nor any of its subsidiaries or, to the knowledge of Holdings or any of its subsidiaries, any director, officer, employee, agent, affiliate or representative of Holdings or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)  Holdings will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity:

(A)  to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  Neither Holdings nor any of its subsidiaries has knowingly engaged in, is now knowingly engaged in, or will engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(nn)  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between Holdings and any person that would give rise to a valid claim against Holdings or, to the knowledge of Holdings, any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(oo)  Holdings has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of Holdings to facilitate the sale or resale of the Offered Securities.

(pp)  Except as set forth in the General Disclosure Package, Holdings, its subsidiaries and Holdings’ Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules. Holdings maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Holdings has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days Holdings does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

Holdings acknowledges that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to Section 7 hereof, counsel to Holdings and counsel to the Underwriters will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

3.  Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, Holdings agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from Holdings, at a purchase price of 97.00% of the principal amount thereof plus accrued interest from November 17, 2009 to the First Closing Date (as hereinafter defined), the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

Holdings will deliver against payment of the purchase price the Firm Securities in the form of one or more permanent Global Securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the General Disclosure Package.  Payment for the Firm Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives on November 17, 2009, or at such other time not later than seven full business days thereafter as the Representatives and Holdings determine, such time being herein referred to as the “First Closing Date”, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 at 10:00 A.M. (New York time) on such date.  The Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to Holdings from time to time not more than 13 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Offered Securities (including any accrued interest thereon to the related Optional Closing Date) to be paid for the Firm Securities. Holdings agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to Holdings.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given.  Holdings will deliver against payment of the purchase price the Optional Securities in the form Global Securities deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC.  Payment for the Optional Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives on the Optional Closing Date against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Optional Securities at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 at 10:00 A.M. (New York time) on such date.  The Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Optional Closing Date.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of Holdings.  Holdings agrees with the several Underwriters that:

(a)  Holdings has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement.  Holdings has complied and will comply with Rule 433.

(b)  Holdings will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and Holdings will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by Holdings of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  Holdings will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, Holdings will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)  As soon as practicable, but not later than 16 months, after the date of this Agreement, Holdings will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)  Holdings will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives may from time to time reasonably request.  Holdings will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)  Holdings will promptly from time to time take such action as any Underwriter may reasonably request to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that Holdings will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or province.

(g)  During a period of five years hereafter, Holdings will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and Holdings will furnish to the Representatives and, upon request, to each of the other Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of Holdings filed with the

Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other public information concerning Holdings as the Representatives may reasonably request; provided, however, that any such document filed with the Commission that is publicly available in electronic form on the Commission’s EDGAR system or on Holdings’ website shall not be provided.

(h)  Holdings will pay all expenses incidental to the performance of its obligations under the Operative Documents, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and the printing of memoranda relating thereto; (iv) any fees charged by investment rating agencies for the rating of the Offered Securities; (v) expenses incurred in distributing the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package and the Final Prospectus (including any amendment and supplements thereto) to the Underwriters; (vi) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review); and (vii) all travel expenses of Holdings’ officers and employees and any other expenses of Holdings in connection with attending meetings with prospective purchasers of the Offered Securities.  It is understood that, except as provided in this Section and in Sections 8 and 10 hereof, the Underwriters will pay for all travel expenses of the Underwriters’ employees and any other out-of-pocket expenses of the Underwriters in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, the fees of their counsel, transfer taxes on the resale of any of the Offered Securities by them and any advertising expenses connected with any offers they make.

(i)  Holdings will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the Final Prospectus and in accordance with the covenants contained in the debt instruments described in the “Description of Our Other Indebtedness” section of the Final Prospectus and, except as disclosed in the Final Prospectus in compliance with Rule 2720 of the rules of FINRA, Holdings does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j)  Holdings will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of Holdings to facilitate the sale or resale of the Offered Securities.

(k)  For the period specified below (the “Lock-Up Period”), Holdings will not, directly or indirectly, take any of the following actions with respect to the Underlying Shares or any securities convertible into or exchangeable or exercisable for any of its Underlying Shares (“Lock-Up Securities”):  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of Lock-Up Securities pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, Holdings releases earnings results or material news or a material event relating to Holdings occurs or (2) prior to the expiration of the initial Lock-Up Period, Holdings announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.  The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that Merrill Lynch consents to in writing.  Holdings will provide Merrill Lynch with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(l)  Holdings will obtain the approval of DTC for “book-entry” transfer of the Offered Securities, and will comply with all of its agreements set forth in the representation letters of Holdings to DTC relating to the approval of the Offered Securities by DTC for “book-entry” transfer.

(m)  Holdings will not voluntarily claim, and will actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes.

(n)  Holdings will use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Offered Securities.

6.  Free Writing Prospectuses.  (a)  Holdings represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of Holdings and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,”  as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by Holdings and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  Holdings represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)  Holdings will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  Holdings also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of Holdings contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.  Conditions of the Obligations of the Underwriters.  The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of Holdings herein (as though made on such Closing Date), to the accuracy of the statements of officers of Holdings made pursuant to the provisions hereof, to the performance by Holdings of its obligations hereunder and to the following additional conditions precedent:

(a)  The Underwriters shall have received on the date hereof a letter, dated the date of this Agreement, of Ernst & Young LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Act and the applicable published Rules and Regulations and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to the effect that:

(i)  in their opinion, the financial statements audited by them and included or incorporated by reference in the General Disclosure Package comply as to form in all material respects with the accounting requirements of the Act and the Exchange Act and the related published Rules and Regulations;

(ii)  they have performed the procedures specified by the PCAOB for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited financial statements included or incorporated by reference in the General Disclosure Package;

(iii)  on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of Holdings, inquiries of officials of Holdings who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A)  the unaudited financial statements included or incorporated by reference in the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations adopted by the Commission or any material modifications should be made to such unaudited financial statements for them to be in conformity with U.S. generally accepted accounting principles;

(B)  at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the consolidated capital stock or any increase in short-term indebtedness or long-term indebtedness of Holdings and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets, as compared with amounts shown on the latest balance sheet included or incorporated by reference in the General Disclosure Package; or

(C)  for the period from the closing date of the latest income statement included or incorporated by reference in the General Disclosure Package to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in total consolidated revenues, gross profit,  net operating income, consolidated income before extraordinary items or net income;

except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which are described in such letter; and

(iv)  they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained or incorporated by reference in the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of Holdings and its subsidiaries subject to the internal controls of Holdings’ accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

(b)  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of Holdings or any Underwriter, shall be contemplated by the Commission.

(c)  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of Holdings and its subsidiaries, taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of Holdings by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of Holdings (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of Holdings or the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities being issued.

(d)  The Underwriters shall have received from (i) Sullivan & Cromwell LLP, counsel for Holdings, their opinion, dated the Closing Date, to the effect set forth in Annex I hereto, and their letter, dated the Closing Date, to the effect set forth in Annex II hereto and (ii) Jonathan Gottsegen, General Counsel to Holdings, his opinion, to the effect set forth in Annex III hereto.

(e)  The Underwriters shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and Holdings shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)  The Underwriters shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of Holdings in which such officers, to the best of their knowledge and belief, shall state that: the representations and warranties of Holdings in this Agreement are true and correct; Holdings has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent consolidated financial statements of Holdings included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of Holdings and its subsidiaries, including the Company, taken as a whole except as set forth in or contemplated by the General Disclosure Package or as described in such certificate.

(g)  The Underwriters shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(h)  Holdings and the Trustee shall have entered into the Indenture, and the Underwriters shall have received an executed counterpart thereof.

(i)  The Underwriters shall have received a certificate, dated the date hereof, signed by the Chief Financial Officer of Holdings, related to certain financial information of Holdings, to the effect set forth in Annex IV.

Holdings will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request.  Representatives may in their discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8.  Indemnification and Contribution.  (a)  Holdings will indemnify and hold harmless each Underwriter, its partners, directors and officers, each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon Holdings’ failure to perform its obligations under Section 5(c) of this Agreement, and, subject to Section 8(c) of this Agreement, will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Holdings will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to Holdings by any Underwriter through the Representatives specifically for use therein.

(b)  Each Underwriter will severally and not jointly indemnify and hold harmless Holdings, its respective directors and officers, each person, if any, who controls Holdings within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of Holdings within the meaning of Rule 405 under the Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Holdings by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Underwriter shall not be liable for any losses, claims, damages or liabilities arising out of or based upon Holdings’ failure to perform its obligations under Section 5(c) of this Agreement.

(c)  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for Holdings, its directors and officers and any control persons of Holdings shall be designated in writing by Holdings. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault or failure to act by or on behalf of any indemnified party.  An indemnifying party shall not be required to indemnify an indemnified party hereunder with respect to any settlement or compromise of, or consent to entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder if (i) such settlement, compromise or consent is entered into or made or given by the indemnified party without the consent of the indemnifying party and (ii) the indemnifying party has not unreasonably withheld or delayed any such consent.

(d)  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by Holdings on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Holdings on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by Holdings on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offered Securities (before deducting expenses) received by Holdings bear to the total discounts and commissions received by the Underwriters from Holdings under this Agreement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Holdings or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the discounts and commissions such Underwriter received in connection with the purchase of the Offered Securities exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)  The obligations of Holdings under this Section shall be in addition to any liability which Holdings may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act or the Exchange Act; and the obligations of the Underwriter under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls Holdings within the meaning of the Act or the Exchange Act.

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the First Closing Date or on any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to Holdings for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase.  If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Representatives and Holdings for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriters or Holdings, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination).  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.  Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of Holdings or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, Holdings or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered

Securities by the Underwriters is not consummated, Holdings shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5(h) and the respective obligations of Holdings and the Underwriters pursuant to Section 8 shall remain in effect.  If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii) (excluding suspension of trading of any securities of Holdings or the Company on any exchange or in the over-the-counter market), (iv) or (v) of Section 7(c), Holdings will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11.  Notices.  All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to the Underwriters, c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, or, if sent to Holdings, will be mailed, delivered or telegraphed and confirmed to it at Five Greenwich Office Park, Greenwich, CT 06830, Attention:  Corporate Secretary; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.  Representation of the Underwriters.  The Representatives will act for the several Underwriters in connection with this Underwriting Agreement, and any action under this Agreement taken by the Underwriter will be binding upon all the Underwriters.

13.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and affiliates, and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.  No Fiduciary Duties.  Holdings acknowledges that in connection with the offering of the Offered Securities (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, Holdings or any other person, (ii) the Underwriters owe Holdings only those duties and obligations set forth herein and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of Holdings.  Holdings waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Offered Securities.

16.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. without regard to principles of conflicts of laws.

Holdings hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(The remainder of this page has been intentionally left blank.)

If the foregoing is in accordance with the Underwriters understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among Holdings and the several Underwriters in accordance with its terms.

Very truly yours,

UNITED RENTALS, INC.

by
/s/ William B. Plummer
	Name:	William B. Plummer
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Prasanth B. Rao-Kathi
Name: Prasanth B. Rao-Kathi
Title: Managing Director

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

MORGAN STANLEY & CO. INCORPORATED,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Peter Zippelius
Name: Peter Zippelius
Title: Vice President

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

WELLS FARGO SECURITIES, LLC,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Jeffrey M. Foley
Name: Jeffrey M. Foley
Title: Managing Director

[Signature Page to the Underwriting Agreement]

SCHEDULE A

Underwriter	Principal Amount of Firm Securities to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$54,660,000
Morgan Stanley & Co. Incorporated	$36,660,000
Wells Fargo Securities, LLC	$36,660,000
Barclays Capital Inc.	$8,670,000
Calyon Securities (USA) Inc.	$6,675,000
Scotia Capital (USA) Inc.	$6,675,000

Total:	$150,000,000

SCHEDULE B

Subsidiary	Place of Formation

United Rentals (North America), Inc.	Delaware

InfoManager, Inc.	Texas

United Rentals (Delaware), Inc.	Delaware

United Rentals Financing Limited Partnership	Delaware

United Rentals Highway Technologies Gulf, Inc.	Delaware

United Rentals Northwest, Inc.	Oregon

United Rentals Realty, LLC	Delaware

Wynne Systems, Inc.	California

SCHEDULE C

1.                                      General Use Free Writing Prospectus (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.                                       Final term sheet, dated November 10, 2009, a copy of which is attached hereto as Schedule C-1.

2.                                      Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

SCHEDULE C-1

Filed pursuant to Rule 433

Free Writing Prospectus dated November 10, 2009

Registration Statement No. 333-160884

UNITED RENTALS, INC.
Pricing Term Sheet – November 10, 2009
$150,000,000 4.00% Convertible Senior Notes due 2015

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated November 9, 2009, to the accompanying Prospectus dated November 2, 2009, filed as part of Registration Statement No. 333-160884

Issuer:	United Rentals, Inc. (the “Issuer”)

Title of Securities:	4.00% Convertible Senior Notes due 2015 (the “Notes”)

Face (Principal Amount):	$150,000,000

Over-allotment Option:	$22,500,000

Gross Proceeds:	$150,000,000

Net Proceeds (before expenses):	$145,500,000

Maturity:	November 15, 2015, unless earlier converted or repurchased

Offer Price:	100%, plus accrued interest, if any, from November 17, 2009

Coupon:	4.00%

Interest Payment Dates:	May 15 and November 15

First Interest Payment Date:	May 15, 2010

Reference Price:	$8.89, the last reported sale price for the Issuer’s common stock on the NYSE on November 10, 2009

Conversion Premium:	Approximately 25.0% over the Reference Price

Initial Conversion Price:	Approximately $11.11 per share of common stock, subject to adjustment

Conversion Rate:	89.9888 shares of common stock per $1,000 principal amount of Notes, subject to adjustment

Trade Date:	November 10, 2009

Settlement Date:	November 17, 2009 (T + 4)

CUSIP/ISIN Numbers:	911363 AL3 / US911363AL38

Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Calyon Securities (USA) Inc. Scotia Capital (USA) Inc.

Purchase of Convertible Note Hedge:

In connection with the offering of the Notes, the Issuer entered into convertible note hedge transactions with one or more counterparties (which may include the underwriters or affiliates thereof) (such counterparties or affiliates, the “option counterparties”). The convertible note hedge transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, 13,498,320 shares of the Issuer’s common stock. If the underwriters exercise their overallotment option to purchase additional Notes, the Issuer expects to use cash on hand to enter into additional convertible note hedge transactions with the option counterparties.

Adjustment to Shares Delivered upon Conversion in Connection with a Make-Whole Fundamental Change:

The following table sets forth the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the Notes, in connection with a make-whole fundamental change (as defined in the Preliminary Prospectus Supplement):

	Stock Price
Effective Date	$8.89	$10.00	$11.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00
November 17, 2009	22.4971	18.7213	16.2525	13.5795	10.6807	8.8922	7.6100	5.6187	4.3059	3.4900	2.8699	2.3888	2.0051
November 15, 2010	22.4971	17.5976	15.0147	12.3113	9.5154	7.8563	6.7102	5.1652	4.1354	3.4043	2.8573	2.1620	1.8273
November 15, 2011	22.4971	16.4779	13.6849	10.8953	8.1947	6.7254	5.5786	4.2392	3.3705	2.7547	2.2937	1.9351	1.6495
November 15, 2012	22.4971	15.2910	12.1657	9.2199	6.6349	5.2597	4.4474	3.3848	2.7004	2.2146	1.8505	1.5670	1.3406
November 15, 2013	22.4971	13.9757	10.3325	7.1521	4.7544	3.7156	3.1261	2.3880	1.9106	1.5706	1.3156	1.1171	0.9585
November 15, 2014	22.4971	11.8351	7.5021	4.2345	2.4521	1.9244	1.6383	1.2627	1.0138	0.8360	0.7029	0.5990	0.5160
November 15, 2015	22.4971	10.0111	0.9202	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•      If the stock price is between two stock prices in the table or the effective date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•      If the stock price is greater than $50.00 per share, subject to adjustment as of any date on which the conversion rate of the notes is otherwise adjusted, no additional shares will be added to the conversion rate.

•      If the stock price is less than $8.89 per share, subject to adjustment as of any date on which the conversion rate of the notes is otherwise adjusted, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 112.4859 shares of common stock per $1,000 in principal amount of Notes, subject to adjustment from time to time as set forth in the Preliminary Prospectus Supplement.

The Issuer has previously filed a registration statement (including a prospectus and the related preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on November 2, 2009.  Before you invest, you should read the preliminary prospectus supplement to the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, a copy of the prospectus supplement relating to this offering may also be obtained by calling BofA Merrill Lynch at 866-500-5408, contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department, 866-718-1649 or via email at prospectus@morganstanley.com, or contacting Wells Fargo Securities, LLC, 375 Park Avenue,

New York, New York 10152, Attention: Equity Syndicate Department, 800-326-5897 or via email at equity.syndicate@wachovia.com.

ANNEX I

FORM OF OPINION OF SULLIVAN & CROMWELL LLP TO BE DELIVERED PURSUANT TO SECTION 7(D).

[REDACTED]

ANNEX II

FORM OF LETTER OF SULLIVAN & CROMWELL LLP TO BE DELIVERED PURSUANT TO SECTION 7(D)

[REDACTED]

ANNEX III

FORM OF OPINION OF JONATHAN GOTTSEGEN TO BE DELIVERED PURSUANT TO SECTION 7(D)

[REDACTED]

ANNEX IV

FORM OF CERTIFICATE OF CHIEF FINANCIAL OFFICER TO BE DELIVERED PURSUANT TO SECTION 7(I)

[REDACTED]